                                  EXHIBIT 11
                               PG&E CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                                 Three months       Six months
                                                                                ended June 30,    ended June 30,
                                                                               ---------------   ----------------
(in millions, except per share amounts)                                         2001     2000     2001      2000
                                                                               ------   ------   ------    ------

EARNINGS (LOSS) PER COMMON SHARE, BASIC (1)
Earnings available for common stock                                            $  750   $  248   $ (201)   $  528
                                                                                  ---      ---      ---       ---
Weighted average common shares outstanding (2)                                    363      361      363       361
                                                                                  ---      ---      ---       ---

Earnings (Loss) per common share                                               $ 2.07   $  .69   $ (.55)   $ 1.46
                                                                                 ====     ====     ====      ====

EARNINGS (LOSS) PER COMMON SHARE, DILUTED (1)
Earnings available for common stock                                            $  750   $  248   $ (201)   $  528
                                                                                  ---      ---      ---       ---
Weighted average common shares outstanding (2)                                    363      361      363       361
Add:  Outstanding options, reduced by the number of shares that could be repurchased with the proceeds from such exercise (at average market price)
(3)                                                                                 -        3        -         2
                                                                                  ---      ---      ---       ---
Shares outstanding for diluted calculation                                        363      364      363       363
                                                                                  ---      ---      ---       ---
Earnings (Loss) per common share                                               $ 2.07   $  .68   $ (.55)   $ 1.45
                                                                                 ====     ====     ====      ====
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(1) This presentation is submitted in accordance with Item 601(b)(11) of
Regulation S-K and Statement of Financial Accounting Standards No. 128.

(2) Average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at June 30, 2000 and 2001, respectively) and shares held by PG&E Corporation to secure deferred compensation obligations
(281,985 shares at June 30, 2000 and 2001, respectively).

(3) The diluted share base for the six months ended June 30, 2001 excludes incremental shares of approximately 290 thousand related to employee stock options and deferred compensation obligations. These shares are excluded due to the antidilutive effects of the net loss.